Exhibit 99.1

NEWS RELEASE

For Release:	Immediately

Contact:	Frank H. Boykin, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES

THIRD QUARTER EARNINGS

Calhoun, Georgia, November 3, 2008—Mohawk Industries, Inc. (NYSE:MHK) today announced 2008 third quarter sales of $1,763 million, a decrease of 9% from 2007. The company generated cash flow from operations of $185 million, paid down debt of $128 million and has over $800 million available under current credit facilities. As a result of Mohawk’s declining stock price and deteriorating industry conditions, accounting rules required non-cash charges for a preliminary goodwill and other intangibles impairment of $1,216 million net of tax and for a deferred tax asset impairment of $253 million. While our goodwill and other intangibles impairment analysis is not yet complete, we believe the preliminary amount is a reasonable estimate and we will adjust the charge if required. These impairment charges do not require any cash payments or impact our operations, liquidity or debt covenants. Including the non-cash write offs during the quarter, the company reported a net loss of $1,394 million or $20.37 per share. Excluding the non-cash write off, non-GAAP net earnings were $76 million or $1.10 per share. In the third quarter of 2007, net earnings were $122 million or $1.78 per share.

Net sales for the first nine months of 2008 were $5,341 million representing an 8% decrease from 2007. For the first nine months of 2008, the loss was $1,239 million or $18.12 per share including a non-cash write off for a preliminary goodwill and other intangibles impairment of $1,216 million net of tax and for a deferred tax asset impairment of $253 million. Excluding the non-cash write off’s, non-GAAP net earnings were $230 million or $3.35 per share in the first nine months of 2008.

In commenting on the third quarter results, Jeffrey S. Lorberbaum, Chairman and CEO stated, “We generated strong cash flow from operations of $185 million during the period while our earnings were under pressure from falling demand and higher costs. All of our businesses are focused on reducing overhead costs, managing working capital and enhancing sales and margins. The U.S. economy is declining with consumers reducing discretionary expenditures. Residential home sales and remodeling are at low levels and commercial projects are being impacted by tightening credit and softening business conditions. The European economy has become significantly weaker and affected both our flooring and non-flooring products. Government intervention should help stabilize the banking system and improve availability of credit. We are hopeful that the declining energy and commodity prices will help strengthen consumer confidence and lead to an improvement in the flooring market next year.

The Mohawk segment was impacted most by the down turn. Sales declined by 11% with both costs and revenues under pressure. Almost every channel and product category has slowed during the quarter. The price increases we announced in the summer should be fully implemented by year end. During the quarter raw materials escalated more than we anticipated. Additional price increases were initiated in our ceramic, laminate, and vinyl products during the period. Our SG&A has been reduced from the prior year and will decline further in the future from additional actions. To right size the business, we announced closing two staple yarn plants and several regional distribution centers in the fourth quarter. This restructuring will benefit us with lower overhead and more efficient operations going forward. We are carefully rationalizing all our facilities to match the needs for both our near-term and long-term environment.

Dal-Tile sales declined in the quarter 5% below the prior year with business deteriorating through the quarter. We believe Dal-Tile is performing much better than the overall ceramic market. We are increasing our product offerings to the hospitality, multifamily and other commercial segments. New commercial introductions in the American Olean brand will add to our commercial sales through independent distributors. We have begun our factory direct program for large customers and expanded our product line for the Mexican market. We are reducing our ceramic production in the fourth quarter with both shorter work schedules and shift reductions. Our sales, distribution and administrative infrastructures are being reduced further to adapt to the poor environment. Savings in trucking costs are being achieved through increased fleet utilization and synergies with other Mohawk shipments.

The Unilin sales declined 5% as reported or 11% on a constant exchange rate basis. The Western European market has softened substantially as the global economy declines. Our laminate sales were down in both U.S and Europe with Eastern Europe and Russia out performing other areas. Our laminate royalties have also declined as the industry units contracted. Roofing system sales were slightly up for the period. Our European board volume has declined along with the industry and pricing is at cyclical low levels. In the Columbia wood operations, we have taken out costs and launched new products. Customer demand for wood is very challenging and Columbia continues to operate at a loss. During the period, Unilin costs were higher due to rising chemical, energy, transportation and increased unabsorbed overhead. Many cost initiatives are under way including reengineering products, implementing new systems and reducing infrastructure.”

The fourth quarter outlook is challenging due to the slowing economy, tightening credit and falling consumption of consumers and businesses. We do not expect to benefit significantly from declining oil and energy until the first half of 2009. In the quarter, our businesses will reduce inventory with increased shut downs and be impacted by a decline in product mix. The stronger dollar is expected to negatively impact our results in the period. Based on these factors our EPS guidance for the fourth quarter of 2008 is $0.20 to $0.30. Excluded from this guidance is a fourth quarter restructuring charge of $25 to $30 million related to closing facilities which will benefit our future operations.

We anticipate 2009 results will improve from our second half in 2008. During 2009 higher selling prices and lower costs should help our margins. Actions taken in 2008 to reduce overhead, improve productivity, shut down high cost capacity and manage inventories will positively impact our operations. Consumer discretionary spending for flooring will improve from substantial government stimulus, additional liquidity, lower gas and falling commodity prices. We remain convinced Mohawk will be a stronger company when we come out of this cycle.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy costs and supply; timing and level of capital expenditures; integration of acquisitions; impairment charges; rationalization of operations; litigation and other risks identified in Mohawk’s SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl, and rugs. These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step. Mohawk’s unique merchandising and marketing assist our customers in creating the consumers’ dream. Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

There will be a conference call Tuesday, November 4, 2008 at 11:00 AM Eastern Time. The telephone number to call is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local. Conference ID # 67235451. A conference call replay will also be available until Tuesday, November 11, 2008 by dialing 1-800-642-1687 for US/local calls and 1-706-645-9291 for International/Local calls and entering Conference ID # 67235451.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings Data

	Three Months Ended		Nine Months Ended
(Amounts in thousands, except per share data)	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Net sales	$1,763,034	1,937,677	5,341,176	5,778,750
Cost of sales	1,323,963	1,392,294	3,959,374	4,153,229

Gross profit	439,071	545,383	1,381,802	1,625,521
Selling, general and administrative expenses	321,259	344,569	993,609	1,055,882
Impairment of goodwill and other intangibles	1,327,118	—	1,327,118	—

Operating (loss) income	(1,209,306)	200,814	(938,925)	569,639
Interest expense	30,540	37,518	97,049	118,235
Other (income) expense, net	4,201	(799)	8,630	677
U.S. Customs refund	—	—	—	(9,154)

Earnings (loss) before income taxes	(1,244,047)	164,095	(1,044,604)	459,881
Income taxes	149,596	42,041	194,871	132,181

Net (loss) earnings	$(1,393,643)	122,054	(1,239,475)	327,700

Basic (loss) earnings per share	$(20.37)	1.79	(18.12)	4.81

Weighted-average shares outstanding	68,411	68,281	68,396	68,118

Diluted (loss) earnings per share	$(20.37)	1.78	(18.12)	4.79

Weighted-average common and dilutive potential common shares outstanding	68,411	68,597	68,396	68,461

Other Financial Information
(Amounts in thousands)
Net cash provided by operating activities	$184,837	287,385	371,529	601,837

Depreciation & amortization	$73,883	75,636	222,191	224,864

Capital expenditures	$49,512	37,448	155,322	97,832

Consolidated Balance Sheet Data

(Amounts in thousands)	September 27, 2008	September 29, 2007
ASSETS
Current assets:
Cash & cash equivalents	$62,025	81,664
Receivables	933,741	992,230
Inventories	1,234,696	1,297,605
Prepaid expenses	122,464	111,494
Deferred income taxes	167,728	157,665

Total current assets	2,520,654	2,640,658
Property, plant and equipment, net	1,963,939	1,936,598
Goodwill	1,621,115	2,784,760
Intangible assets	954,826	1,171,465
Deferred income taxes and other assets	20,260	26,972

	$7,080,794	8,560,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$131,663	337,351
Accounts payable and accrued expenses	980,918	1,055,397

Total current liabilities	1,112,581	1,392,748
Long-term debt, less current portion	1,924,698	2,126,936
Deferred income taxes and other long-term liabilities	605,688	793,037

Total liabilities	3,642,967	4,312,721

Total stockholders’ equity	3,437,827	4,247,732

	$7,080,794	8,560,453

Segment Information	As of or for the Three Months Ended		As of or for the Nine Months Ended
(Amounts in thousands)	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Net sales:
Mohawk	$953,827	1,076,745	2,827,297	3,237,818
Dal-Tile	472,031	497,420	1,402,593	1,469,568
Unilin	357,785	378,446	1,173,065	1,094,073
Corporate and eliminations	(20,609)	(14,934)	(61,779)	(22,709)

Consolidated net sales	$1,763,034	1,937,677	5,341,176	5,778,750

Operating (loss) income:
Mohawk	$(224,376)	77,002	(167,542)	185,177
Dal-Tile	(430,528)	63,109	(315,418)	196,857
Unilin	(550,145)	71,034	(440,068)	213,270
Corporate and eliminations	(4,257)	(10,331)	(15,897)	(25,665)

Consolidated operating income	$(1,209,306)	200,814	(938,925)	569,639

Assets:
Mohawk			$2,122,463	2,417,845
Dal-Tile			1,785,602	2,298,695
Unilin			2,950,856	3,620,687
Corporate and eliminations			221,873	223,226

Consolidated assets			$7,080,794	8,560,453

Reconciliation of Net Loss to Adjusted Net Earnings

	Three Months Ended	Nine Months Ended
(Amounts in thousands, except per share data)	September 27, 2008	September 27, 2008
Net (loss) earnings	$(1,393,643)	(1,239,475)
Add: Impairment of goodwill and other intangibles	1,327,118	1,327,118
Less: Tax benefit on Impairment of goodwill and other intangibles	(110,684)	(110,684)
Add: Deferred tax asset impairment	252,751	252,751

Adjusted net earnings	$75,542	229,710

Adjusted Basic earnings per share	$1.10	3.36

Weighted-average shares outstanding	68,411	68,396

Adjusted Diluted (loss) earnings per share	$1.10	3.35

Weighted-average common and dilutive potential common shares outstanding	68,601	68,599

Reconciliation of Unilin Segment Net Sales to Adjusted Unilin Segment Net Sales
	Three Months Ended
(Amounts in thousands)	September 27, 2008
Unilin segment net sales	$357,785
Less: Exchange rate gain	22,835

Adjusted Unilin segment net sales	$334,950

The Company believes it is useful for itself and investors to review, as applicable, both GAAP and the above non-GAAP measures in order to assess the performance of the Company's business for planning and forecasting in subsequent periods.